Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contacts:

Media	Ryan Houck	904-357-9134

Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Appoints De Lyle W. Bloomquist as

President and Chief Executive Officer

Lisa M. Palumbo Named Non-Executive Chair of the Board

Company Reaffirms Second Quarter and Full Year 2022 EBITDA Guidance

JACKSONVILLE, Fla., May 31, 2022 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today announced that De Lyle W. Bloomquist has been appointed President and Chief Executive Officer of the Company, effective immediately. Mr. Bloomquist succeeds Vito J. Consiglio, who has stepped down as President and Chief Executive Officer of the Company, and as a member of the Company’s Board of Directors (the “Board”), with the mutual agreement of the Board. In connection with Mr. Bloomquist’s appointment, the Board named Lisa M. Palumbo as Non-Executive Chair of the Board.

Mr. Bloomquist has served on the Company’s Board since 2014 and was named Non-Executive Chair of the Board in May 2020. He has decades of domestic and international leadership experience in the chemicals, minerals and materials industries, including in finance, sales, logistics, operations, IT, strategy and business development capacities. Mr. Bloomquist most recently served as a partner at Windrunner Management Advisors LLC, a management advisory services business, and prior to that served as the President, Global Chemical Business of Tata Chemicals Limited, and President, CEO and Director of Tata Chemicals North America Inc.

“I look forward to working closely with the Board and management team to improve the Company’s profitability by increasing operational reliability, countering inflationary supply chain pressures, focusing on employee engagement, and advancing the Company’s biorefinery and biomaterials strategy,” said Mr. Bloomquist. “As a result of these efforts, the Company remains on track to meet our prior guidance and deliver improved EBITDA in the second quarter and the full year 2022. I am confident in the Company’s ability to continue providing our customers with the sophisticated products, solutions and service that they have come to expect, while delivering enhanced value to our stockholders.”

Lisa M. Palumbo, Non-Executive Chair of the Board, said, “With De Lyle’s nearly 30 years of industry experience and success, the Board is confident he is the right leader to oversee the continued execution of our strategic plan. We are also fortunate to be able to call upon De Lyle’s deep knowledge of the Company, our strategic position, opportunities and the value of our dedicated team members. We look forward to benefitting from his expertise as we continue to execute on our strategic initiatives. I also want to thank Vito for his contributions and service to Rayonier Advanced Materials and wish him the best in his future endeavors.”

“It has been an honor and a tremendous opportunity to work with such a talented team. I could not be more excited about RYAM’s future,” concluded Mr. Consiglio.

About De Lyle W. Bloomquist

Mr. Bloomquist was most recently a partner at Windrunner Management Advisors LLC, a management advisory services business, and President, Global Chemical Business of Tata Chemicals Limited from 2009 to 2015, which generated $1.1 billion in fiscal year 2015 producing soda ash, sodium bicarbonate, consumer and industrial salt on four continents. From 2004 to 2009, he served as President and CEO of General Chemical Industrial Products where he led the transformation of the company to a highly profitable business by improving capital and labor productivity. General Chemical Industrial Products was acquired by Tata Chemicals for $1.025 billion in 2008. Mr. Bloomquist currently serves on the Board of Directors of GCM Mining Inc. He serves on the Board of Business Advisors for the Tepper School of Business at Carnegie Mellon University. Mr. Bloomquist is a graduate of Brigham Young University and holds an MBA from Carnegie Mellon University.

About Lisa M. Palumbo

Ms. Palumbo served as the Senior Vice President, General Counsel and Secretary of Parsons Brinckerhoff Group Inc., a global consulting firm providing planning, design, construction and program management services for critical infrastructure projects, from 2008 until her retirement in January 2015. Prior to that, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of EDO Corporation (a defense technology company) from 2002 to 2008. In 2001, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of Moore Corporation; from 1997 to 2001 she served as Vice President, General Counsel and Secretary of Rayonier Inc., and from 1987 to 1997 she served in positions of increasing responsibility, including Assistant General Counsel and Assistant Secretary for Avnet, Inc. (a global distributor of technology products). Ms. Palumbo holds bachelor’s and juris doctorate degrees from Rutgers University.

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 2,500 people and generates approximately $1.4 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ or future or expected events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

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